EXHIBIT 5.01

        March 23, 2004

Versant Corporation
6539 Dumbarton Circle
Fremont, California 94555

Gentlemen/Ladies:

        At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Versant Corporation, a California corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about March 23, 2004 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,784,780 shares of the Company's Common Stock (the "Shares"), subject to issuance by the Company upon the exercise of stock options granted by Poet Holdings, Inc., a Delaware corporation ("Poet"), under Poet's Amended and Restated 1995 Stock Plan, 1999 Director Option Plan, and 2001 Nonstatutory Stock Option Plan (collectively, the "Plans") and assumed by the Company (the "Options") upon completion of the Company's acquisition of Poet on March 18, 2004, pursuant to the terms of that certain Agreement and Plan of Merger by and among the Company, Poet and Puma Acquisition, Inc. ("Puma") dated as of September 27, 2003 as amended by that certain Amendment to Agreement and Plan of Merger dated as of January 20, 2004 among the Company, Poet and Puma (the "Merger Agreement"). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

  (1)
  the Company's Amended and Restated Articles of Incorporation, certified by the California Secretary of State on March 18, 2004;

  (2)
  the Company's Bylaws, certified by the Company's Secretary on March 18, 2004;

  (3)
  the Merger Agreement;

  (4)
  the Certificate of Merger filed by Poet on March 18, 2004 with the Delaware Secretary of State pursuant to the Merger Agreement, certified by the Delaware Secretary of Stated on March 18, 2004;

  (5)
  the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

  (6)
  the Prospectus prepared in connection with the Registration Statement;

  (7)
  all actions, consents and minutes of meetings of, the Company's incorporator, Board of Directors and shareholders which are contained in the minute books of the Company in our possession, including the minutes of the meeting of the Company's Board of Directors held on September 27, 2003 approving the Merger Agreement, the assumption and conversion of the Options and the reservation of a sufficient number of shares of the Company's Common Stock for issuance upon exercise of the Options;

  (8)
  a representation from the Company dated as of the date of this letter confirming the total number of (i) all authorized shares of the Company's capital stock, (ii) all outstanding shares of its capital stock of each class and series as of the date of this letter, (iii) all issued and outstanding options, warrants and any other rights to purchase or acquire from the Company any shares of its capital stock as of the date of this letter and the total number of shares of its capital stock of each class and series that are potentially issuable upon the exercise, conversion or exchange of all such issued and outstanding options, warrants and rights, and (iv) all additional shares of capital stock that are, as of the date of this letter, reserved for future issuance in connection with the Company's stock option and stock purchase plans and all other plans, agreements or rights that exist as of the date of this letter;

  (9)
  a verification from Mellon Investor Services, the Company's transfer agent, dated as of March 22, 2004 verifying the number of the Company's issued and outstanding shares of Common Stock, no par value as of March 19, 2004; and

  (10)
  a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations including, but not limited to, the representations described in paragraph 6 above (the "Management Certificate").

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be, when issued, properly signed by authorized officers of the Company or their agents.

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

        We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

        Based upon the foregoing, it is our opinion that the 1,784,780 Shares that may be issued and sold by the Company upon the exercise of the Options, when issued, sold and delivered in accordance with the applicable purchase agreements to be entered into and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                      Very truly yours,

                      FENWICK & WEST LLP